Exhibit 21.1

List of Company Subsidiaries

The following is a list of subsidiaries of the Registrant, omitting subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary of the Registrant as of December 31, 2025:

Significant Subsidiaries	Jurisdiction of Incorporation
9159-9290 Quebec Inc.	Quebec (Canada)
Backbone Hosting Solutions SAU	Argentina
Backbone Mining Solutions LLC	Delaware (USA)
BMS Capital Inc.	Ontario (Canada)
Backbone Hosting Solutions (USA) Inc.	Delaware (USA)
Backbone Hosting Solutions Paraguay SA	Paraguay
Backbone Hosting Solutions Inc.	Canada
Orion Constellation Technologies Inc.	Quebec
D&N Ingeniería S.A.	Paraguay
Bitfarms Paraguay LP	Ontario (Canada)
Backbone Sharon LLC (USA - Delaware)	Delaware (USA)
Stronghold Digital Mining Inc. (USA - Delaware)	Delaware (USA)
Panther Creek Power Operating LLC	Delaware (USA)
Scrubgrass Reclamation Company LP	Delaware (USA)
Stronghold Digital Mining Hashco LLC	Delaware (USA)
Stronghold Digital Mining LLC	Delaware (USA)
Carbon Node East Holdings, LLC	Delaware (USA)
Carbon Node East Development, LLC	Delaware (USA)
Carbon Node East Property, LLC	Delaware (USA)
Grant Node Development, LLC	Delaware (USA)
Grant Node Property, LLC	Delaware (USA)
Mercer Node Development, LLC	Delaware (USA)
Mercer Node Property, LLC	Delaware (USA)
Sharon HPC Energy Inc.	Delaware (USA)